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Exhibit 11.1

Cornell Corrections, Inc.
Statement Re: Computation of Per Share Earnings
(in thousands except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2002		2001		2002		2001
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net Earnings	$1,793	$1,793	$1,431	$1,431	$3,438	$3,438	$4,384	$4,384

Shares used in computing net earnings per share:
Weighted average common shares and common share equivalents	14,151	14,151	10,277	10,277	14,112	14,112	10,231	10,231
Less treasury shares	(1,184)	(1,184)	(1,035)	(1,035)	(1,137)	(1,137)	(995)	(995)
Effect of shares issuable under stock options and warrants based on the treasury stock method	—	230	—	638	—	362	—	425

	12,967	13,197	9,242	9,880	12,975	13,337	9,236	9,661

Net earnings per share	$0.14	$0.14	$0.15	$0.14	$0.26	$0.26	$0.47	$0.45

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  Exhibit 11.1
Cornell Corrections, Inc. Statement Re: Computation of Per Share Earnings (in thousands except per share amounts)